Exhibit 99.1

NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc.
FOR IMMEDIATE RELEASE	Investors Relations
(800) 400-6407
investor.relations@primeasset.com

CORRECTING and REPLACING Transcontinental Realty Investors, Inc. Reports Second Quarter 2007 Results
DALLAS—(BUSINESS WIRE)—2007: Please replace the release dated Aug. 14, 2007 with the following corrected version due to multiple revisions.
The corrected release reads:
TRANSCONTINENTAL REALTY INVESTORS, INC. REPORTS SECOND QUARTER 2007 RESULTS
DALLAS (August 15, 2007) — Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported a net loss applicable to common shares of ($13.1) million, or ($1.66) per diluted share for the three months ended June 30, 2007, compared to net income of $4.6 million, or $0.56 per share for the same period in 2006.
For the six months ended June 30, 2007, the Company reported a net loss of ($19.6) million or ($2.49) per share, as compared to a net loss of ($3.9) million or ($0.50) per share for the same period in 2006.
For the three and six month periods ended June 30, 2007, as compared to the same periods in 2006, higher operating income from acquisitions and completed developments was generally offset by a) increased interest expense due to acquisitions and refinancing and b) lower gains from fewer land and income-producing property sales.
For the three months ended June 30, 2007:
TCI incurred a net loss of ($13.1) million for the three months ended June 30, 2007, including a loss from discontinued operations of ($496,000), as compared to a net income of $4.6 million for the three months ended June 30, 2006, including income from discontinued operations of $1.7 million and a gain on sale of land of $8.7 million. Fluctuations in this and other components of revenues and expense between the three month period ended June 30, 2007 and 2006 are discussed below.
Rents increased to $40.3 million in 2007 as compared to $29.4 million in 2006. The increase is principally due to additional rental income from the completion of new apartment construction projects and acquisitions of commercial properties including the January 2007 acquisition of the Parkwest I and II office buildings in Dallas, Texas.
Property operating expenses increased to $22.8 million in 2007 as compared to $17.8 million in 2006 due to the completion of new apartment construction projects and acquisition of commercial properties.
Depreciation and amortization increased to $6.8 million in 2007 as compared to $4.9 million in 2006 due to the completion of new construction projects and acquisitions of commercial properties.
Mortgage and loan interest expense increased to $19.6 million in 2007 as compared to $12.4 million in 2006. The increase is due to an increase in mortgages payable related to acquisitions and refinancing of income-producing properties as well as land held for development.
TCI recognized no gains on land sales in the three month period ended June 30, 2007. In 2006, the Company sold 168 acres of land in two separate transactions, generating net cash proceeds of $16.0 million and recognized gains of $8.7 million.
Income from discontinued operations before income taxes decreased to a net loss of ($763,000) in 2007 from net income of $2.7 million in 2006 due principally to no income-producing properties being sold in 2007. In 2006, TCI sold two apartment projects for a total sales price of $9.2 million, generating net cash proceeds of $3.4 million and recognized gains of $3.3 million.
For the six months ended June 30, 2007;
TCI had a net loss of ($19.6) million for the six months ended June 30, 2007, including income from discontinued operations of $1.2 million and gains on land sales of $1.1 million, as compared to a net loss of ($3.9) million for the six months ended June 30, 2006, including income from discontinued operations of $1.3 million and gains on land sales of $9.0 million. Fluctuations in this and other components of revenues and expense between the six-month period ended June 30, 2007 and 2006 are discussed below.

Rents increased to $76.4 million in 2007 as compared to $58.2 in 2006. The increase is due to additional rental income from the completion of new apartment construction projects and the acquisition of commercial properties including the January 2007 acquisition of the Parkwest I and II office buildings in Dallas, Texas.
Property operating expenses increased to $44.3 million in 2007 as compared to $35.3 million in 2006 due to the completion of new apartment construction projects and acquisition of commercial properties.
Depreciation and amortization increased to $12.2 million in 2007 as compared to $9.8 million in 2006 due to the completion of new construction projects and acquisitions of commercial properties.
General and administrative expenses increased to $5.2 million in 2007 as compared to $3.0 million in 2006 due principally to a one-time receipt of litigation settlement proceeds in 2006.
Mortgage and loan interest expense increased to $35.4 million in 2007 as compared to $24.6 million in 2006 due to an increase in mortgages payable related to acquisitions and refinancing of income-producing properties as well as land held for development.
Gain on land sales decreased to $1.1 million in 2007 from $9.0 million in 2006. In 2007, TCI sold 97 acres of land in two separate transactions for sales prices totaling $4.5 million, generating $800,000 in net cash proceeds and recognized gains of $1.1 million. In 2006, the Company sold 179 acres of land in three separate transactions for sales prices totaling $30.1 million, generating $17.3 million in net cash proceeds and $9.0 million in recognized gains.
Income from discontinued operations before income taxes decreased to net income of $1.9 million in 2007 from net income of $2.0 million in 2006. In 2007, the Company sold one apartment complex located in Dallas. Texas for $24.1 million, generating net cash proceeds of $3.1 million and recognized gains of $3.6 million. In 2006, TCI sold two apartment projects for a total sales price of $9.2 million, generating net cash proceeds of $3.4 million and recognized gains of $3.3 million.
For the six month period ended June 30, 2007, TCI acquired over $112 million in income-producing properties, $14 million in land held for development and invested almost $92 million in residential and other development projects. These investments were financed principally with $107 million of acquisition-related debt, $84 million in construction and development financing, proceeds from land and income-producing property sales of $4 million, net proceeds from the refinancing of existing debt totaling $12 million and advances from affiliated companies.
About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s web site at www.transconrealty.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONDENSED BALANCE SHEETS
(Unaudited)

(dollars in thousands, except share data)

	June 30,	December 31,
	2007	2006
	(dollars in thousands)
	(unaudited)
Assets
Real estate held for investment	$1,290,270	$1,089,995
Less—accumulated depreciation	(105,209)	(97,541)

	1,185,061	992,454
Real estate held for sale	42,153	54,935
Real estate subject to sales contract	65,174	66,027

Notes and interest receivable (including $4,360 in 2007 and $33,947 in 2006 from affiliates and related parties)	26,188	39,566
Investment in unconsolidated real estate entities	34,232	30,573
Marketable equity securities, at market value	11,226	9,038
Cash and cash equivalents	5,091	4,803
Other assets (including $248 in 2007 and $1,085 in 2006 from affiliates and related parties)	67,687	52,771

	$1,436,812	$1,250,167

Liabilities and Stockholders’ Equity
Liabilities:
Notes and interest payable (including $6,762 in 2007 and $6,769 in 2006 to affiliates and related parties)	$991,191	$799,069
Liabilities related to assets held for sale	32,224	43,579
Liabilities related to assets subject to sales contract	57,685	58,816
Other liabilities (including $24,083 in 2007 and $1,695 in 2006 to affiliates and related parties)	95,236	66,608

	1,176,336	968,072

Commitments and contingencies

Minority interest	1,623	16,166

Stockholders’ equity:
Common Stock: $.01 par value: authorized 10,000,000 shares; issued 8,113,669 shares at June 30, 2007 and December 31, 2006	81	81
Preferred Stock
Series C Cumulative Convertible: $.01 par value: authorized, issued and outstanding 30,000 shares: (liquidation preference $3,000)	—	—
Series D: $.01 par value; authorized, issued and outstanding 100,000 shares at June 30, 2007 and December 31, 2006 (liquidation preference $100 per share)	1	1
Additional paid-in capital	278,997	266,206
Treasury stock, at cost (236,304 shares at June 30, 2007 and 212,800 shares at December 31, 2006)	(3,479)	(3,086)
Retained earnings (deficit)	(17,504)	1,660
Accumulated other comprehensive income	757	1,067

	258,853	265,929

	$1,436,812	$1,250,167

TRANSCONTINENTAL REALTY INVESTORS, INC CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(dollars in thousands, except share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(dollars in thousands)		(dollars in thousands)
Property revenue:
Rental and other property revenues ($702 in 2007 and $517 in 2006 from affiliates)	$40,287	$29,384	$76,440	$58,241

Expenses:
Property operating expenses ($3,472 in 2007 and $3,309 in 2006 to affiliates)	22,849	17,811	44,279	35,318
Depreciation and amortization	6,767	4,875	12,194	9,819
General and administrative ($1,588 in 2007 and $1,538 in 2006 to affiliates)	2,027	1,667	5,205	3,038
Advisory fee to affiliate	2,696	2,161	5,096	4,187

Total operating expenses	34,339	26,514	66,774	52,362

Operating income	5,948	2,870	9,666	5,879

Other income (expense):
Interest income from notes receivable ($688 in 2007 and $424 in 2006 from affiliates)	1,379	793	1,392	1,668
Gain (loss) on foreign currency transactions	(135)	2	(4)	4
Other income (loss)	(210)	(123)	819	238
Mortgage and loan interest ($363 in 2007 and $232 in 2006 to affiliates)	(19,557)	(12,436)	(35,432)	(24,607)

Litigation settlement	—	1,804	704	1,804

Total other income (expense)	(18,523)	(9,960)	(32,521)	(20,893)
Loss before gain on land sales, minority interest and equity in earnings of investees	(12,575)	(7,090)	(22,855)	(15,014)
Gain on land sales	—	8,690	1,122	9,022

Minority interest	—	361	4	189

Equity in earnings of investees	450	—	700	—

Income (loss) from continuing operations	(12,125)	1,961	(21,029)	(5,803)

Income tax benefit (expense)	(267)	941	653	687

Net income (loss) from continuing operations	(12,392)	2,902	(20,376)	(5,116)

Income (loss) from discontinued operations	(763)	2,689	1,865	1,961

Income tax benefit (expense)	267	(941)	(653)	(687)

Net income (loss) from discontinued operations	(496)	1,748	1,212	1,274

Net income (loss)	(12,888)	4,650	(19,164)	(3,842)

Preferred dividend requirement	(228)	(53)	(455)	(105)

Net income (loss) applicable to common shares	$(13,166)	$4,597	$(19,619)	$(3,947)

TRANSCONTINENTAL REALTY INVESTORS. INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(dollars in thousands, except share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(dollars in thousands)		(dollars in thousands)
Basic earnings per share:
Income (loss) from continuing operations	$(1.60)	$0.36	$(2.64)	$(0.66)
Income (loss) from discontinued operations	(0.06)	0.22	0.15	0.16

Net income (loss) applicable to common shares	$(1.66)	$0.58	$(2.49)	$(0.50)

Diluted earnings per share:
Income (loss) from continuing operations	$(1.60)	$0.35	$(2.64)	$(0.66)
Income (loss) from discontinued operations	(0.06)	0.21	0.15	0.16

Net income (loss) applicable to common shares	$(1.66)	$0.56	$(2.49)	$(0.50)

Weighted average common shares used in computing earnings per share:
Basic	7,877,365	7,900,869	7,888,008	7.900,869
Diluted	7,877,365	8.190.519	7,888,008	7,900,869